News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston

Director, Investor Relations and Financial Planning & Analysis

Phone: 203-222-5943, FAX: 203-222-0130

Email: thomas.gelston@terex.com

TEREX ANNOUNCES THIRD QUARTER RESULTS

WESTPORT, CT, October 24, 2007 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations for the third quarter of 2007 of $151.5 million, or $1.45 per share, compared to income from continuing operations of $105.6 million, or $1.02 per share, for the third quarter of 2006. All per share amounts are on a fully diluted basis.

“Our third quarter results reflected a continuation of the many trends we have seen develop over the past few quarters,” commented Ron DeFeo, Terex’s Chairman and Chief Executive Officer. “The underlying story of strong global demand for our products remains intact, contributing to our positive outlook for Terex’s future financial performance. However, the challenge of shortages in component deliveries impacting production output, capacity constraints on certain of our products, and a softer North American marketplace for certain products continue to weigh on our business. Overall, we feel our ability to improve our franchise during these generally favorable market conditions is getting stronger.”

Mr. DeFeo added, “We continue to invest in our business with a focus on long-term benefits to our customers and investors. Our operating expenses have increased versus year ago levels, but these are necessary expenses targeted at improving our capabilities in multiple areas, such as supply management, marketing, global sales and service, information technology and financial services. We will continue to increase our investment in these areas in the future, and we expect that benefits from these investments will become more visible.”

“Our overarching message today is that we are a Company that is poised for continued strong and profitable growth,” said Mr. DeFeo. “We are committed to achieving our previously stated objective of $12 billion in sales and a 12% operating margin by 2010. We anticipate that acquisitions will be a part of this growth strategy, and with the recent volatility in financial markets, we are uniquely positioned to take advantage of opportunities as they arise, as well as continuing to invest in expanding our infrastructure in developing economies.”

Highlights for the Third Quarter of 2007

In this press release, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Non-GAAP financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales: Net sales reached $2,196.5 million in the third quarter of 2007, an increase of $292.8 million, or 15.4%, from $1,903.7 million in the third quarter of 2006. Generally, global infrastructure spending continues to drive increased demand in many of our product categories, such as cranes, crushing and screening machines, and mining equipment. The increase in net sales versus the prior year period was favorably impacted by approximately $83 million due to the effect of foreign currency exchange movement, primarily the strength of the Euro and the British Pound relative to the U.S. Dollar.

Income from Operations and Operating Margin: Income from operations was $236.3 million in the third quarter of 2007, an increase of $45.2 million, or 23.7%, from $191.1 million in the third quarter of 2006. The third quarter operating margin was 10.8%, up from last year’s third quarter operating margin of 10.0%. Leverage from revenue growth in our more profitable segments and the positive impact of pricing adjustments more than offset the unfavorable performance of certain product lines, namely the concrete mixer truck and telehandler businesses. Selling, General and Administrative costs increased $51.7 million versus the prior year, reflecting the increased investment in support of various operational improvement initiatives, including global sales and service capabilities in emerging markets such as the Middle East, China, India, Brazil and Russia, as well as an approximate $7 million impact due to the effect of foreign currency exchange movement.

Interest and Other Income/Expense: Interest expense was $14.6 million for the third quarter of 2007, compared with $21.3 million in the 2006 third quarter, reflecting the reduction in debt versus year ago levels. Additionally, results for the third quarter of 2006 included a charge of $16.6 million relating to the early redemption of senior subordinated notes that did not reoccur in 2007. Other income totaled $3.8 million for the third quarter of 2007, compared with $0.6 million for the third quarter of 2006. The increase was primarily attributable to foreign currency gains.

Taxes:  The effective tax rate for continuing operations for the third quarter of 2007 was 34.1%, compared to the effective tax rate for continuing operations of 33.5% for the third quarter of 2006.  During the third quarter of 2007, legislation was enacted to reduce the statutory tax rates in Germany and the United Kingdom for years beginning on or after January 1, 2008 and April 1, 2008, respectively.  These statutory rate reductions caused the revaluation of deferred tax assets and liabilities in these jurisdictions.  The revaluation of the German and U.K. deferred tax balances has caused a discrete charge increasing the tax provision by $3 million in the third quarter of 2007.

Capital Structure: Return on Invested Capital (ROIC) was 41.9% for the trailing twelve months ended September 30, 2007. Debt, less cash and cash equivalents, decreased $9 million in the third quarter to $189 million, reflecting the favorable impact of strong earnings, partially offset by expenditures of approximately $50 million for the repurchase of Terex common stock pursuant to a previously announced stock repurchase program, as well as increases in working capital. Cash flow in the third quarter was slightly below expectations, mainly as a result of higher than anticipated inventory levels. In the last twelve months Debt, less cash and cash equivalents, has decreased by $174 million. The Company’s performance has led to a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 7.7% at the end of the third quarter of 2007, meaningful progress when compared to the 18.6% result achieved at September 30, 2006.

Working capital: Working capital as a percent of Trailing Three Month Annualized Sales was 23.2% at the end of the third quarter of 2007, as compared to approximately 19.2% at the end of the third quarter in 2006. This increase was mainly due to heightened inventory levels, which resulted from logistics issues related to the increased level of international business. These issues include longer transport times for finished goods, as well as supplier parts availability at certain locations. These negative influences are expected to moderate over the next six to twelve months, which should improve the Company’s cash flow profile. To address the transport time of finished goods globally, the Company is continuing to research and invest in its manufacturing footprint to position production closer to its customers. Examples of this are most evident in the Aerial Work Platforms segment, which has recently launched two production lines in Europe and is engaged in identifying a site in China to be used as a base for Asian production and supply.

Backlog: Backlog for orders deliverable during the next twelve months was $4,058.1 million at September 30, 2007, an increase of 73% versus the third quarter of 2006. The increase mainly reflected the continued sharp increase in crane orders, which are outpacing the Company’s ability to manufacture and deliver products to its customers. Favorable order activity was also apparent in the Construction segment, mainly for the construction-class excavator, and the Materials Processing & Mining segment. Aerial Work Platform backlog at September 30, 2007 consists largely of international orders, as orders for North American deliveries in 2008 have not yet been accepted pending completion of discussions with customers regarding their 2008 planning.

Outlook: In July 2007, Terex provided guidance for 2007 performance, indicating that anticipated earnings per share for the full year would be between $5.50- $5.70 per share on net sales of between $8.8 - $9.0 billion. The Company’s current expectation is to report full year 2007 financial results that fall within this previously stated range.

Third Quarter Segment Performance Review

Terex Aerial Work Platforms: Net sales for the Terex Aerial Work Platforms (AWP) segment for the third quarter of 2007 increased $25.7 million, or 4.8%, to $563.9 million versus the third quarter of 2006. Excluding the impact of foreign currency exchange movement, net sales increased approximately 2%.  Strong international demand, particularly an increase of approximately 46% in European net sales versus the prior year, drove the increase. North American market demand in the third quarter remained substantially similar to 2006 levels for aerial lift products with the exception of the telehandler product line, which decreased sharply as a result of continued weakness in the domestic residential market. The improved margin performance reflects the continued favorable product mix trend towards higher margin boom-lifts and less telehandlers, and the benefit of U.S. dollar based manufacturing due to the weak dollar versus many international currencies.

Terex Construction: Net sales for the Terex Construction segment for the third quarter of 2007 increased $64.4 million, or 16.6%, to $452.1 million versus the third quarter of 2006. Excluding the impact of foreign currency exchange movement, net sales increased approximately 11%. The softening U.S. market, particularly for compact equipment and articulated trucks, caused the business to reallocate units previously destined for North America. Demand for compact equipment in Western and Eastern Europe has more than compensated for slower demand in North America. Additionally, for products under strong demand by European customers, namely the construction-class excavator, supplier constraints continued to impede the ability to timely deliver units to customers. Both the dynamics of the supplier constraint, which will be aided by the continued recruitment of supply chain management and improved production planning processes, and a production slowdown due to reallocation of articulated trucks, are expected to improve in early 2008.

Terex Cranes: Net sales for the Terex Cranes segment for the third quarter of 2007 increased $97.6 million, or 22.8%, to $526.6 million versus the third quarter of 2006. Excluding the impact of foreign currency exchange movement, net sales increased approximately 16%. Global demand for the large crawler and mobile telescopic crane products remained at record levels, while the North American market was strong in the rough terrain and larger truck crane product categories. Sales of boom trucks and smaller truck cranes were down as compared to the prior year as a result of softer North American demand for these smaller cranes. This has freed up capacity at the Waverly, Iowa facility to increase production of higher capacity, higher margin rough terrain cranes which remain in high demand. The production issues of a stressed supply chain and capacity limitations in terms of welding and assembly space continued to extend lead times for deliveries and temper net sales growth. Of note, the first twin-boom Terex® Demag CC8800, the world’s largest lattice boom crawler crane with a lifting capacity of 3,200 tons, is scheduled to ship in the fourth quarter for delivery to a customer in the United Arab Emirates.

Terex Materials Processing & Mining: Net sales for the Terex Materials Processing & Mining (MPM) segment for the third quarter of 2007 increased $123.7 million, or 30.6%, to $527.8 million versus the third quarter of 2006. Excluding the impact of foreign currency exchange movement, net sales increased approximately 25%. Delays in the delivery of mining shovels and trucks in the third quarter were partially offset by strong parts revenue, which comprised over 40% of the quarter’s net sales. The slower than anticipated development of the Australian mining industry infrastructure, particularly limited rail and port capacity, has delayed certain shipments, much of which is anticipated to be in place to allow for significant fourth quarter commissioning activity of mining trucks and shovels. European and Indian demand for crushing and screening products remains high, and waning supplier issues have increased the ability to deliver higher volumes of finished product to customers. The Materials Processing business, in general, is continuing to benefit from emerging market infrastructure activity, most notably in India. Capacity, specifically assembly space, is a key challenge that may impede acceleration in the growth of this business. To address this, the Company is developing a new factory campus in India initially targeted for use by the Materials Processing group, with production anticipated to start by the end of 2008.

Terex Roadbuilding, Utility Products and Other: Net sales for the Terex Roadbuilding, Utility Products and Other (RBUO) segment for the third quarter of 2007 decreased $29.3 million, or 16.4%, to $148.9 million versus the third quarter of 2006. Negative results due to a bad-debt reserve and decreased concrete mixer truck demand as a result of continued North American housing softness more than offset profit from the other Roadbuilding and Utility Products businesses. The bad debt reserve was associated with a customer of Terex Asset Services, the Company’s re-rental business, which continues to be wound down, and totaled approximately $4 million. While production capabilities of both the Roadbuilding and Utility Products businesses continued to improve, end-market demand remained soft for many of their products.

Terex Corporate / Eliminations: The increase in loss from operations to $10.2 million versus the prior year’s $5.9 million loss from operations reflects continued investment in Company-wide initiatives, including supply management, manufacturing strategy, an enterprise management system, marketing, and the Terex Business System, as well as a charge relating to the completion of the Company’s headquarters relocation, partially offset by an increase of approximately $12 million in the allocation of corporate costs to the business segments in 2007 versus the prior year.

Safe Harbor Statement

The press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: our business is highly cyclical and weak general economic conditions may affect the sales of our products and our financial results; our business is sensitive to fluctuations in interest rates and government spending; our ability to successfully integrate acquired businesses; our retention of key management personnel; our businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; our business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; our continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; our ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; our debt outstanding and the need to comply with restrictive covenants contained in our debt agreements; our ability to maintain adequate disclosure controls and procedures, maintain adequate internal controls over financial reporting and file our periodic reports with the SEC on a timely basis; the previously announced investigations by the SEC and the Department of Justice; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of our business; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2006 net sales of $7.6 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales	$2,196.5	$1,903.7	$6,551.4	$5,618.1
Cost of goods sold	1,732.2	1,536.3	5,168.0	4,550.5

Gross profit	464.3	367.4	1,383.4	1,067.6
Selling, general and administrative expenses	228.0	176.3	661.9	527.5

Income from operations	236.3	191.1	721.5	540.1
Other income (expense)
Interest income	4.5	5.0	11.4	12.2
Interest expense	(14.6)	(21.3)	(43.5)	(71.9)
Loss on early extinguishment of debt	-	(16.6)	(12.5)	(23.3)
Other income (expense) – net	3.8	0.6	6.4	0.6
Income from continuing operations before income taxes	230.0	158.8	683.3	457.7

Provision for income taxes	(78.5)	(53.2)	(243.4)	(162.1)
Income from continuing operations	151.5	105.6	439.9	295.6
Income from discontinued operations – net of tax	-	3.1	-	11.1
Loss on disposition of discontinued operations – net of tax	-	(7.7)	-	(7.7)
Net income	$151.5	$101.0	$439.9	$299.0
PER COMMON SHARE:
Basic
Income from continuing operations	$1.48	$1.05	$4.29	$2.95
Income from discontinued operations	-	0.03	-	0.11
Loss on disposition of discontinued operations	-	(0.08)	-	(0.08)
Net income	$1.48	$1.00	$4.29	$2.98
Diluted
Income from continuing operations	$1.45	$1.02	$4.20	$2.88
Income from discontinued operations	-	0.03	-	0.11
Loss on disposition of discontinued operations	-	(0.07)	-	(0.08)
Net income	$1.45	$0.98	$4.20	$2.91

Weighted average number of shares outstanding in per share calculation
Basic	102.6	101.0	102.5	100.4
Diluted	104.6	103.2	104.7	102.8

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

September 30, 2007		December 31, 2006
Assets
Current assets
Cash and cash equivalents	$516.6	$676.7
Trade receivables (net of allowance of $70.8 at September 30, 2007 and $60.3 at December 31, 2006)	1,182.3	950.5
Inventories	2,031.1	1,502.0
Deferred taxes	137.6	132.9
Other current assets	196.0	170.7
Total current assets	4,063.6	3,432.8
Long-term assets
Property, plant and equipment - net	386.6	338.5
Goodwill	637.8	632.8
Deferred taxes	182.1	172.5
Other assets	218.9	209.3

Total assets	$5,489.0	$4,785.9
Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$27.6	$227.0
Trade accounts payable	1,178.9	1,034.3
Accrued compensation and benefits	174.4	169.3
Accrued warranties and product liability	126.4	107.6
Other current liabilities	503.7	489.0
Total current liabilities	2,011.0	2,027.2
Non-current liabilities
Long-term debt, less current portion	678.0	536.1
Retirement plans and other	545.6	471.6
Total liabilities	3,234.6	3,034.9
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 106.1 and 104.7 shares at September 30, 2007 and December 31, 2006, respectively	1.1	1.0
Additional paid-in capital	985.8	923.7
Retained earnings	1,110.7	707.3
Accumulated other comprehensive income	267.8	155.2
Less cost of shares of common stock in treasury – 4.5 shares at September 30, 2007 and 3.6 shares at December 31, 2006	(111.0)	(36.2)
Total stockholders’ equity	2,254.4	1,751.0

Total liabilities and stockholders’ equity	$5,489.0	$4,785.9

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Nine Months Ended September 30,
	2007	2006
Operating Activities
Net income	$439.9	$299.0
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation	46.9	45.3
Amortization	7.3	9.1
Deferred taxes	(3.3)	19.5
Loss on early extinguishment of debt	3.2	7.2
Gain on sale of assets	(5.7)	(1.5)
Loss on disposition of discontinued operations	-	6.5
Stock-based compensation	49.1	33.0
Excess tax benefit from stock-based compensation	(20.3)	(13.7)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(185.6)	(221.7)
Inventories	(454.9)	(205.4)
Trade accounts payable	97.4	94.7
Accrued compensation and benefits	(16.6)	19.6
Income taxes payable	18.4	46.3
Accrued warranties and product liability	10.0	12.2
Other, net	(20.3)	66.7
Net cash (used in) provided by operating activities	(34.5)	216.8
Investing Activities
Acquisition of businesses, net of cash acquired	-	(33.2)
Capital expenditures	(73.7)	(53.4)
Investments in and advances to affiliates	(0.9)	(7.1)
Proceeds from disposition of discontinued operations – net of cash divested	-	55.2
Proceeds from sale of assets	12.1	-
Net cash used in investing activities	(62.5)	(38.5)
Financing Activities
Principal repayments of long-term debt	(200.0)	(300.0)
Excess tax benefit from stock-based compensation	20.3	13.7
Proceeds from stock options exercised	9.4	8.1
Net borrowings (repayments) under credit facility	137.6	(45.4)
Share repurchase	(71.6)	-
Other, net	4.6	(2.6)
Net cash used in financing activities	(99.7)	(326.2)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	36.6	22.6
Net Decrease in Cash and Cash Equivalents	(160.1)	(125.3)
Cash and Cash Equivalents at Beginning of Period	676.7	553.6
Cash and Cash Equivalents at End of Period	$516.6	$428.3

TEREX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS DISCLOSURE

(in millions)

(unaudited)

	Third Quarter				Year-to-Date
	2007		2006		2007		2006
		% of		% of		% of		% of
		Net sales		Net sales		Net sales		Net sales
Consolidated
Net sales	$2,196.5		$1,903.7		$6,551.4		$5,618.1
Gross profit	$464.3	21.1%	$367.4	19.3%	$1,383.4	21.1%	$1,067.6	19.0%
SG&A	228.0	10.4%	176.3	9.3%	661.9	10.1%	527.5	9.4%
Income from operations	$236.3	10.8%	$191.1	10.0%	$721.5	11.0%	$540.1	9.6%

AWP
Net sales	$563.9		$538.2		$1,751.9		$1,576.3
Gross profit	$161.3	28.6%	$136.5	25.4%	$502.6	28.7%	$401.4	25.5%
SG&A	49.1	8.7%	37.4	6.9%	144.1	8.2%	112.3	7.1%
Income from operations	$112.2	19.9%	$99.1	18.4%	$358.5	20.5%	$289.1	18.3%

Construction
Net sales	$452.1		$387.7		$1,362.4		$1,150.1
Gross profit	$62.6	13.8%	$43.1	11.1%	$184.5	13.5%	$139.1	12.1%
SG&A	48.8	10.8%	38.0	9.8%	140.9	10.3%	114.4	9.9%
Income from operations	$13.8	3.1%	$5.1	1.3%	$43.6	3.2%	$24.7	2.1%

Cranes
Net sales	$526.6		$429.0		$1,571.9		$1,238.3
Gross profit	$110.4	21.0%	$71.9	16.8%	$313.0	19.9%	$197.8	16.0%
SG&A	47.2	9.0%	33.0	7.7%	140.0	8.9%	96.0	7.8%
Income from operations	$63.2	12.0%	$38.9	9.1%	$173.0	11.0%	$101.8	8.2%

MPM
Net sales	$527.8		$404.1		$1,438.7		$1,191.1
Gross profit	$107.6	20.4%	$87.1	21.6%	$310.1	21.6%	$249.2	20.9%
SG&A	47.8	9.1%	38.5	9.5%	140.8	9.8%	110.5	9.3%
Income from operations	$59.8	11.3%	$48.6	12.0%	$169.3	11.8%	$138.7	11.6%

RBUO
Net sales	$148.9		$178.2		$496.5		$552.3
Gross profit	$21.8	14.6%	$24.8	13.9%	$72.0	14.5%	$79.0	14.3%
SG&A	24.3	16.3%	19.5	10.9%	68.0	13.7%	54.7	9.9%
Income from operations	$(2.5)	(1.7%)	$5.3	3.0%	$4.0	0.8%	$24.3	4.4%

Corporate/Eliminations
Net sales	$(22.8)		$(33.5)		$(70.0)		$(90.0)
Income from operations	$(10.2)	44.7%	$(5.9)	17.6%	$(26.9)	38.4%	$(38.5)	42.8%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses these non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended September 30, 2007, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

	Sept 30, 2007	Sept 30, 2006	% change	June 30, 2007	% change

Consolidated
Backlog	$4,058.1	$2,345.4	73%	$3,800.3	7%

AWP
Backlog	$649.8	$396.0	64%	$788.8	(18%)

Construction
Backlog	$731.6	$335.5	118%	$668.9	9%

Cranes
Backlog	$1,741.8	$1,017.6	71%	$1,414.1	23%

MPM
Backlog	$792.5	$372.2	113%	$767.9	3%

RBUO
Backlog	$142.4	$224.1	(36%)	$160.6	(11%)

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$678.0
Notes payable and current portion of long-term debt	27.6

Debt	$705.6

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Income from operations back into Income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Income from operations	$236.3	$191.1	$721.5	$540.1
Depreciation	16.4	14.9	46.9	45.3
Amortization	1.2	2.7	7.3	9.1
Bank fee amortization not included in Income from operations	(0.5)	(0.8)	(1.5)	(2.5)
EBITDA	$253.4	$207.9	$774.2	$592.0

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the last four quarters’ Income from operations by the average of the sum of Total stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the last five quarter ended Consolidated Balance Sheets. ROIC measures how effectively the Company uses money invested in its operations. For example, Return on Invested Capital highlights the level of value creation when compared to the Company’s cost of capital. Terex management and the Board of Directors of Terex use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs.

	Sep 07	Jun 07	Mar 07	Dec 06	Sep 06
Income from Operations	$236.3	$284.5	$200.7	$169.4	$196.8

Debt (as defined above)	$705.6	$651.7	$678.4	$763.1	$791.7
Less: Cash and cash equivalents	(516.6)	(453.4)	(405.2)	(676.7)	(428.3)
Debt less Cash and cash equivalents	$189.0	$198.3	$273.2	$86.4	$363.4

Total stockholders equity	$2,254.4	$2,073.4	$1,851.9	$1,751.0	$1,591.7

Debt less Cash and cash equivalents plus Total stockholder’s equity	$2,443.4	$2,271.7	$2,125.1	$1,837.4	$1,955.1

ROIC	41.9%
Income from operations (last 4 quarters)	$890.9
Average Debt less Cash and cash equivalents plus Total stockholder’s equity (5 quarters)	$2,126.5

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization is defined as the sum of:

•	Total stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total stockholders' equity	$ 2,254.4
Debt (as defined above)	705.6
less: Cash and cash equivalents	(516.6)

Total Capitalization	$ 2,443.4

Trailing Three Month Annualized Sales is calculated using the net sales for the quarter multiplied by four.

3rd Quarter Net Sales	$2,196.5
X 4
Trailing Three Month Annualized Sales	$8,786.0

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

Inventory	$2,031.1
Trade Receivable, net	1,182.3
Less: Trade Accounts Payable	(1,178.9)
Total Working Capital	$2,034.5

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